Exhibit 10.37

RITA MEDICAL SYSTEMS, INC.

AMENDED AND RESTATED CONSULTING AGREEMENT

This Amended and Restated Consulting Agreement (the “Agreement”) is entered into by and between RITA Medical Systems, Inc. (the “Company”), a Delaware corporation and Randy D. Lindholm (“Consultant”).

WHEREAS, Consultant and the Company have previously entered into that certain Consulting Agreement (the “Original Consulting Agreement”) effective as of April 25, 2003 (the “Effective Date”); and

WHEREAS, Consultant and the Company now desire to amend and restate the terms of the Original Consulting Agreement and to supersede it in its entirety with the terms set forth herein.

NOW THEREFORE, in consideration of the mutual promises contained herein, Company and Consultant agree as follows:

1.    Consulting Relationship.    During the term of this Agreement, Consultant will provide consulting services (the “Services”) to the Company as described on Exhibit A attached to this Agreement. Consultant represents that Consultant is duly licensed (as applicable) and has the qualifications, the experience and the ability to properly perform the Services. Consultant shall use Consultant’s best efforts to perform the Services such that the results are satisfactory to the Company. Consultant shall be available to the Company upon the Company’s reasonable request in accordance with the schedule set forth on Exhibit B attached to this Agreement.

2.    Fees.    As consideration for the Services to be provided by Consultant and other obligations, the Company shall pay to Consultant the amounts specified in Exhibit B attached to this Agreement in the manner and at the times specified therein.

3.    Expenses.    Consultant shall not be authorized to incur on behalf of the Company any expenses, without the prior consent of the either a member of the Company’s Board of Directors or the Company’s Chief Executive Officer, which consent shall be evidenced in writing for any expenses in excess of $1,000.00. As a condition to receipt of reimbursement, Consultant shall be required to submit to the Company reasonable evidence that the amount involved was expended and related to Services provided under this Agreement.

4.    Term and Termination.    Consultant shall serve as a consultant to the Company for a period commencing on the Effective Date and terminating on June 30, 2004; provided, however, that the Consulting Relationship shall terminate prior to such date if at any time after July 24, 2003, the Company desires to terminate this Agreement. Such termination shall be effective upon ten days’ prior written notice to Consultant, which notice shall be executed by the Chairman of the Company’s Board of Directors. In the event that this Agreement is terminated by the Company, Consultant shall receive a termination fee (the “Termination Fee”) equal to the greater of (i) the amount owed to Consultant for the remaining term of this Agreement or (ii) the amount owed to Consultant for the provision of an additional three months of Services, each in accordance with the schedule set forth on Exhibit B attached to this Agreement. The Termination Fee shall be paid to Consultant in a lump sum payment. In the event that this Agreement is terminated by Consultant, Consultant shall be paid for any portion of the Services that have been performed prior to the date of such termination.

5.    Independent Contractor.    Consultant’s relationship with the Company will be that of an independent contractor and not that of an employee.

(a)    Method of Provision of Services:    Consultant shall be solely responsible for determining the method, details and means of performing the Services. Consultant may, at Consultant’s own expense, employ or engage the service of such employees or subcontractors as Consultant deems necessary to perform the Services required by this Agreement (the “Assistants”). Such Assistants are not the employees of the Company and Consultant shall be wholly responsible for the professional performance of the Services by his Assistants such that the results are satisfactory to the Company. Consultant shall expressly advise the Assistants of the terms of this Agreement, and shall require each Assistant to execute a Confidential Information and Invention Assignment Agreement substantially in the form attached to this Agreement as Exhibit C (the “Confidentiality Agreement”).

(b)    No Authority to Bind Company.    Neither Consultant, nor any partner, agent or employee of Consultant, has authority to enter into contracts that bind the Company or create obligations on the part of the Company without the prior written authorization of the Company.

(c)    No Benefits.    Consultant acknowledges and agrees that Consultant (or Consultant’s employees, if Consultant is an entity) will not be eligible for any Company employee benefits and, to the extent Consultant (or Consultant’s employees, if Consultant is an entity) otherwise would be eligible for any Company employee benefits but for the express terms of this Agreement, Consultant (on behalf of itself and its employees) hereby expressly declines to participate in such Company employee benefits.

(d)    Withholding; Indemnification.    Consultant shall have full responsibility for applicable withholding taxes for all compensation paid to Consultant, its partners, agents or its employees under this Agreement, and for compliance with all applicable labor and employment requirements with respect to Consultant’s self-employment, sole proprietorship or other form of business organization, and Consultant’s partners, agents and employees, including state worker’s compensation insurance coverage requirements and any US immigration visa requirements. Consultant agrees to indemnify, defend and hold the Company harmless from any liability for, or assessment of, any claims or penalties with respect to such withholding taxes, labor or employment requirements, including any liability for, or assessment of, withholding taxes imposed on the Company by the relevant taxing authorities with respect to any compensation paid to Consultant or Consultant’s partners, agents or its employees.

6.    Supervision of Consultant’s Services.    All of the Services to be performed by Consultant, including but not limited to the Services, will be as agreed between Consultant and the Chairman of the Company’s Board of Directors. Consultant will be required to report to the Chairman of the Company’s Board of Directors concerning the Services performed under this Agreement. The nature and frequency of these reports will be left to the discretion of the Chairman of the Company’s Board of Directors.

7.    Consulting or Other Services for Competitors.    Consultant represents and warrants that Consultant does not presently perform or intend to perform, during the term of the Agreement, consulting or other services for, or engage in or intend to engage in an employment relationship with, companies who businesses or proposed businesses in any way involve products or services which would be competitive with the Company’s products or services, or those products or services proposed or in development by the Company during the term of the Agreement (except for those companies, if any, listed on Exhibit D attached hereto). If, however, Consultant decides to do so, Consultant agrees that, in advance of accepting such work, Consultant will promptly notify the Company in writing, specifying the organization with which Consultant proposes to consult, provide services, or become employed by and to provide information sufficient to allow the Company to determine if such work would conflict with the terms of this Agreement, including the terms of the Confidentiality Agreement, the interests of the Company or further services which the Company might request of Consultant. If the Company determines that such work conflicts with the terms of this Agreement, the Company reserves the right to terminate this Agreement immediately.

8.    Confidentiality Agreement.    Consultant shall sign, or has signed, a Confidential Information and Invention Assignment Agreement substantially in the form attached to this Agreement as Exhibit C (the “Confidentiality Agreement”), on or before April 25, 2003. In the event that Consultant is an entity or otherwise will be causing individuals in its employ or under its supervision to participate in the rendering of the Services, Consultant warrants that it shall cause each of such individuals to execute a Confidentiality Agreement in the form attached as Exhibit C.

9.    Conflicts with this Agreement.    Consultant represents and warrants that neither Consultant nor any of Consultant’s partners, employees or agents is under any pre-existing obligation in conflict or in any way inconsistent with the provisions of this Agreement. Consultant represents and warrants that Consultant’s performance of all the terms of this Agreement will not breach any agreement to keep in confidence proprietary information acquired by Consultant in confidence or in trust prior to commencement of this Agreement. Consultant warrants that Consultant has the right to disclose and/or or use all ideas, processes, techniques and other information, if any, which Consultant has gained from third parties, and which Consultant discloses to the Company or uses in the course of performance of this Agreement, without liability to such third parties. Notwithstanding the foregoing, Consultant agrees that Consultant shall not bundle with or incorporate into any deliveries provided to the Company herewith any third party products, ideas, processes, or other techniques, without the express, written prior approval of the Company. Consultant represents and warrants that Consultant has not granted and will not grant any rights or licenses to any intellectual property or technology that would conflict with Consultant’s obligations under this Agreement. Consultant will not knowingly infringe upon any copyright, patent, trade secret or other property right of any former client, employer or third party in the performance of the Services required by this Agreement.

10.    Miscellaneous.

(a)    Amendments and Waivers.    Any term of this Agreement may be amended or waived only with the written consent of the parties.

(b)    Sole Agreement.    This Agreement, including the Exhibits hereto, constitutes the sole agreement of the parties and supersedes all oral negotiations and prior writings with respect to the subject matter hereof.

(c)    Notices.    Any notice required or permitted by this Agreement shall be in writing and shall be deemed sufficient upon receipt, when delivered personally or by courier, overnight delivery service or confirmed facsimile, 48 hours after being deposited in the regular mail as certified or registered mail (airmail if sent internationally) with postage prepaid, if such notice is addressed to the party to be notified at such party’s address or facsimile number as set forth below, or as subsequently modified by written notice.

(d)    Choice of Law.    The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California, without giving effect to the principles of conflict of laws.

(e)    Severability.    If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision shall be excluded from this Agreement, (ii) the balance of the Agreement shall be interpreted as if such provision were so excluded and (iii) the balance of the Agreement shall be enforceable in accordance with its terms.

(f)    Counterparts.    This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

(g)    Arbitration.    Any dispute or claim arising out of or in connection with any provision of this Agreement will be finally settled by binding arbitration in Santa Clara County, California, in accordance with the rules of the American Arbitration Association by one arbitrator appointed in accordance with said rules. The arbitrator shall apply California law, without reference to rules of conflicts of law or rules of statutory arbitration, to the resolution of any dispute. Judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Notwithstanding the foregoing, the parties may apply to any court of competent jurisdiction for preliminary or interim equitable relief, or to compel arbitration in accordance with this paragraph, without breach of this arbitration provision. This Section 10(g) shall not apply to the Confidentiality Agreement.

(h)    Advice of Counsel.    EACH PARTY ACKNOWLEDGES THAT, IN EXECUTING THIS AGREEMENT, SUCH PARTY HAS HAD THE OPPORTUNITY TO SEEK THE ADVICE OF INDEPENDENT LEGAL COUNSEL, AND HAS READ AND UNDERSTOOD ALL OF THE TERMS AND PROVISIONS OF THIS AGREEMENT. THIS AGREEMENT SHALL NOT BE CONSTRUED AGAINST ANY PARTY BY REASON OF THE DRAFTING OR PREPARATION HEREOF.

[Signature Page Follows]

The parties have executed this Agreement on the respective dates set forth below.

RITA MEDICAL SYSTEMS, INC.

By:	/S/ VINCENT BUCCI

Title:	Chairman of the Board

Address:

Date: August 5, 2003

RANDY D. LINDHOLM

/S/ RANDY LINDHOLM

Signature

Address:

Date: August 5, 2003

EXHIBIT A

DESCRIPTION OF CONSULTING SERVICES

Description of Services

Consultant shall provide advice to the Company in his field of expertise and shall introduce the Company to potential employees, consultants, customers and partners.

EXHIBIT B

CONSULTING SCHEDULE AND COMPENSATION

Consultant shall perform the Services upon the Company’s reasonable request in accordance with the following schedule:

Period	Schedule	Fee
4/25/03-7/24/03	An average of three days per week	$125,000
7/25/03-9/30/03	Two days per month	$10,000 per month ($5,000 per day)
10/01/03-12/31/03	Two days per month	$6,000 per month ($3,000 per day)
1/01/03-6/30/04	One day per month	$3,000 per day

All amounts due hereunder shall be paid to Consultant monthly in advance (the “Advance”). In the event that the Company requests that Consultant provide additional Services, Consultant shall be paid a fee of $5,000 per day for the provision of such Services. Any additional amount owed to Consultant for the prior month shall be included in the next Advance paid to Consultant.

The Company will recommend that the Board grant Consultant a non-qualified option to purchase 25,000 shares of the Company’s Common Stock (the “Initial Shares”), at an exercise price equal to the fair market value of the Company’s Common Stock on the date of grant, and which will vest and become exercisable as follows: 1/48th of the Initial Shares will vest each month following the grant date.

In addition, the Company will recommend that the Board grant Consultant a non-qualified option to purchase 10,000 shares of the Company’s Common Stock (the “Subsequent Shares”), at an exercise price equal to the fair market value of the Company’s Common Stock on the date of grant, and which will vest and become exercisable as follows: 1/24th of the Subsequent Shares will vest each month following the grant date.

EXHIBIT C

CONFIDENTIAL INFORMATION AND

INVENTION ASSIGNMENT AGREEMENT

EXHIBIT D

LIST OF COMPANIES

EXCLUDED UNDER SECTION 7

____ No conflicts

____ Additional Sheets Attached

Signature of Consultant: _______________________________________

Print Name of Consultant: _______________________________________

Date: